Exhibit 99.1
Chart Industries Reports 2021 Third Quarter Results

Atlanta, Georgia – October 21, 2021 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the third quarter ended September 30, 2021 as well as an update to our 2022 outlook. Further details can be found in the supplemental presentation included with this release. Highlights include:

•Orders of $350.2 million resulted in our fourth consecutive quarter of record backlog ($1,102.2 million), bringing year-to-date orders to $1,215.3 million (+53.3% over year-to-date September 30, 2020)
•Sales of $328.3 million were an increase of 20.2% (organic increase of 13.4%; 25.2% excluding Big LNG) compared to the third quarter 2020 and sequentially an increase of 2.0% compared to the second quarter 2021
•Closed on a $1 billion sustainability-linked revolving credit facility (refinance of existing loan and revolver) which lowers cost of borrowing, staggers our overall debt maturities and increases capacity while furthering our ESG leadership
•Reported non-diluted earnings per share (“EPS”) of $0.42; adjusted non-diluted EPS of $0.81 inclusive of all investment activity in the quarter; $0.55 excluding all investment activity, driven by rapidly accelerating costs not yet covered by additional pricing actions taken
•Full year 2021 sales guidance of $1.31 billion to $1.33 billion (decrease from prior guidance of $1.38 billion to $1.43 billion) driven by project specific sales timing shifts into 2022 and associated full year 2021 adjusted non-diluted EPS of $2.75 to $3.10 driven by timing of project sales and price increases relative to backlog
•Increasing 2022 revenue outlook (excluding Big LNG) to $1.70 billion to $1.85 billion (from prior of $1.60 billion to $1.70 billion); releasing 2022 adjusted non-diluted EPS guidance of $5.25 to $6.50 (excluding Big LNG and inclusive of expected first half 2022 continued inflationary pressures)

Summary:
Our third quarter 2021 results were a juxtaposition of rapidly expanded near-term supply chain, labor and logistics challenges with strong continued broad-based demand, demonstrated in order and backlog growth. Even with record sales and sequential quarterly growth in Specialty Products and Cryo Tank Solutions, third quarter 2021 sales were less than anticipated entirely due to timing (see the supplemental presentation slide 12 for specifics), which we anticipate shifts to the fourth quarter 2021, while also anticipating that certain previously projected project revenue recognition originally expected in the fourth quarter 2021 is now captured in our 2022 outlook. Even considering the timing challenges on shipments, sales were 20.2% higher than the third quarter 2020 (organic increase of 13.4%) and 2.0% higher than the second quarter 2021. As a reminder, the third quarter 2020 included approximately $25.6 million of Venture Global Calcasieu Pass sales and the second quarter 2021 had approximately $5 million, while the third quarter of 2021 had no associated Big LNG revenue. Excluding sales from the Big LNG project in the respective periods, organic revenue increased 25.2% in the third quarter 2021 when compared to the third quarter 2020, and 13.6% year-to-date 2021 when compared to year-to-date 2020.

Cryo Tank Solutions sales increased 14.7% sequentially from the second quarter 2021 and 10.0% versus the same time last year, while Specialty Products increased 9.5% sequentially from the second quarter 2021 and 108.8% from the third quarter 2020. Representative of our continued business transformation, Repair, Service & Leasing and Specialty Products comprised 49.7% of our total net sales, the second quarter in a row at approximately 50% and compared to 34.1% for the full year 2020.

Our third quarter 2021 margin was negatively impacted in particular on the gross margin line as our previously implemented price increases did not keep pace with higher-than-anticipated rapidly accelerating costs, including material, supply chain, unexpected COVID-19 labor challenges resulting in operational inefficiencies, additional freight and gas increases and the negative variance from customer long-term agreement additional pricing adjustments lagging backlog timing.

Reported gross margin as a percent of sales of 22.8% included one-time costs associated with restructuring, facility startup costs, integration, and facility consolidation. When adjusted for the one-time costs, adjusted gross margin as a percent of sales was 26.5%, reflecting the cost burden we experienced within the quarter from the rapidly increasing freight, labor supply chain and material costs. Adjusted gross margin as a percent of sales is up 140 basis points when compared to the third quarter of 2020, excluding Big LNG, yet it is a sequential decline from the second quarter 2021 of 160 basis points (excluding Big LNG). Adjusted gross margin as a percent of sales for Specialty Products was 37.1%, consistent with the second quarter 2021 and indicative of the profile of that business, which is either project-based pricing with near-term cost validity or product lines such as food & beverage which have faster book to ship timeframes, capturing more current costs in our in-period price adjustments. Repair, Service and Leasing (“RSL”) adjusted gross margin as a percent of sales of 28.7% excluded approximately $1.4 million of restructuring charges related to our decision to consolidate the Houston, Texas repair facility into our Beasley, Texas 260 acre manufacturing campus. RSL gross margin is less impacted by material costs, and adjusted gross margin as a percent of sales was a sequential increase of 510 basis points from the second quarter 2021, which had a low margin shipment from China backlog. Note that we have and will continue to have sequential increases in our interest income from our growing leasing business which is not reflected in the gross margin or adjusted gross margin for the segment (considered below operating income). The most challenged gross margin and adjusted gross margin was in Heat Transfer Systems (“HTS”), given the heavy material content in the segment, lost production time from the hurricane and higher margin project-based revenue recognition timing.

We anticipate that gross margin as a percent of sales increases in the fourth quarter 2021 in each segment except Cryo Tank Solutions, for which the third quarter adjusted gross margin as a percent of sales is similar to the fourth quarter 2021 Cryo Tank Solutions margin profile in backlog and lags due to the timing of the pre-July 1, 2021 price increase backlog burn off. Specialty Products and RSL segment gross margin as a percent of sales increase is expected to be driven by the product mix in backlog, project-based timing and pricing increase timing on standard product, while the anticipated increase in HTS margins is the result of larger project, higher margin specific sales.

Prior to and during the third quarter 2021, tangible structural actions were taken to address current macro supply chain and cost challenges, some of which are expected to be permanent after global challenges dissipate/mitigate/temper.

We previously indicated that we anticipated that in the third quarter 2021 we would need to monitor whether material costs and availability were improving or getting worse and then respond quickly. Things did get worse in the quarter (as laid out below in summary; specific details on the challenges and actions taken can be found in the supplemental presentation on pages 5 through 8). And while we did respond quickly with surcharges, additional price increases and operational cost reductions, none of our in-quarter actions were immediately impactful to margins within the quarter itself. We have seen specific improvements in some of the challenges we faced last quarter and are currently projecting certain further tempering of specific headwinds in the coming quarter with more normalization of the macro difficulties later in 2022. We continue to have confidence in our double-digit forecasted organic growth and associated margin increases across the coming years.

“While near-term cost pressures challenged our margins in the third quarter, the structural pricing and cost reduction steps taken, combined with our year-to-date trend of broad-based demand, fourth consecutive record backlog quarter and our expectation of traditional markets returning, set the stage for anticipated meaningful profitable growth in 2022 and beyond,” stated Jill Evanko, Chart’s CEO & President. “We believe the variety of steps taken to ensure the structural stickiness of our price changes and cost out actions will further benefit our financial profile as the macro challenges temper.”

a.Challenge: Material costs rapidly increased in the third quarter 2021.
i.Response: Effective July 1, 2021, we implemented a broad price increase for most of our products including regular adjustment mechanisms on our long-term agreements. The orders with these increases have begun to be shipped. Additionally, we added a surcharge to all new orders starting September 1, 2021 and have issued another price increase in October 2021. Our project-based work allows for current material pricing in bid validity, so all of those have also been updated.
•Challenge: Force Majeure issued to industrial customers (including us) from our industrial gas supplier on nitrogen and argon allocations due to COVID-19 oxygen needs (issued August 11, 2021, lifted October 7, 2021).
•Response: Hired certified driver and used our own cryogenic truck to deliver gas to keep our Southeastern United States production running (minimal production disruption, but additional cost and inefficiency). The Force Majeure was lifted and we do not anticipate this issue going forward.
•Challenge: Increases from the end of the second quarter 2021 to the end of the third quarter 2021 on container cost (+34% in the quarter) and road freight costs, coupled with the lack of availability of drivers, trucks, packaging and port congestion. This combined with unanticipated unusual weather events.
•Response: We eliminated any free freight programs on volume shipments. Ongoing utilization of more localized supplier base and add safety stock where available. Hurricane Ida briefly disrupted production at two of our U.S. locations in the third quarter 2021 but is not expected to have any go-forward negative impacts.
•Challenge: Availability and cost of labor, including COVID-19 labor impacts.
•Response: We have been successful at utilizing a variety of strategies for access to skilled labor and while this has come at a higher than originally anticipated cost, we have been able to retain over 98% of our third quarter 372 hires. From August 1, 2021 to September 30, 2021, our United States shops had an average of 3.7% of our direct labor workforce out on COVID-19 quarantine. We believe we are now past the COVID-19 resurgence absences, as month-to-date in October this metric averages to below 0.5% of our direct labor workforce.
The above contributed to our third quarter 2021 reported earnings per share of $0.42, adjusted non-diluted EPS of $0.81 inclusive of all investment activity in the quarter and adjusted non-diluted EPS of $0.55 when excluding all of our investment activity. The adjustments to EPS are very specifically related to our restructuring actions, both from severance as well as facility consolidations and product line movements, startup facilities, acquisition, integration and deal-related costs plus any other specific one-time costs in the quarter. Our acquisitions completed in the last twelve months are on-track with their integration activity, and we expect significantly less deal-related and integration related costs in 2022. Additionally, our startup costs of greenfield facilities, additional flexible manufacturing lines and consolidation costs are expected to temper in the first half 2022 as each project is progressing to its original completion timeline.

Even without any large liquefaction orders in the third quarter 2021, orders were $350.2 million driving record backlog of $1,102.2 million, demonstrating continued broad-based demand across the segments and supporting our increased 2022 outlook.

Third quarter orders of $350.2 million (without any large liquefaction orders, as anticipated) contributed to our fourth consecutive record backlog quarter ($1,102.2 million), a record with or without Big LNG. Third quarter 2021 orders increased 33.3% from the third quarter of 2020, and year-to-date 2021 orders of $1,215.3 million are 53.3% higher than the same period 2020. This reflects the broad-based demand we continue to see quarter-over-quarter across our end markets. We booked 60 orders in the third quarter 2021 that were greater than $1 million each and 152 of those this year (and the second quarter in a row with 60 orders in the quarter greater than $1 million), 20 First of a Kind (“FOAK”) orders and 65 new customers. Year-to-date 2021 we have booked orders for 449 trailers, including 43 hydrogen trailers. The 449 trailers year-to-date is 34% higher than the full-year 2020 trailer units booked and 26% higher than the full-year 2019 metric. Also year-to-date through the third quarter 2021, the order rate for all of our specialty products categories (including hydrogen, water, food & beverage, HLNG over the road, and all “other”) has exceeded their respective categories’ full-year 2020 orders. Sequentially when compared to the second quarter 2021, orders declined 21.8% from a record high second quarter $447.9 million. The decline was anticipated and was primarily driven by the second quarter’s large helium liquefaction order.

The continued consistent strength in our hydrogen order book is evidenced by our nearly $200 million in year-to-date 2021 hydrogen and helium related orders. Notably, third quarter 2021 hydrogen orders of $43.6 million represented a quarterly record in terms of hydrogen equipment-only orders (without any liquefaction plant orders). Other milestones achieved during the quarter include the introduction of our liquid hydrogen (“LH2”) onboard vehicle tank for heavy-duty trucking (commercially available now) and the sale of our first full liquid fueling station. In the past 12 months, we have also booked over 60 hydrogen trailers, shipping seven in the month of September alone. Additionally, we are now gaining traction in other regions where certifications provide further differentiation, including a third quarter 2021 booking of a $9.7 million liquid hydrogen storage tank order in China.

Currently, we are quoting on approximately $1 billion of potential hydrogen process and equipment work to over 325 customers and potential customers, with over $500 million of that pipeline expected to have decision points between now and the end of the third quarter 2022. This pipeline includes trailer quotations for over 115 units for customers in Europe, North America, Korea and Australia, approximately 30 fueling stations and dozens of liquefaction opportunities, including six we anticipate will be awarded in the next six months. Already in October 2021, we have booked a $1.8 million hydrogen storage tank order for a major gas customer, a $0.8 million order for hydrogen vacuum insulated pipe in Korea, two gaseous hydrogen trailers in Europe and we were awarded engineering work with Saulsbury for a 30 ton per day liquefaction facility in Texas for a major U.S. based utility provider. If the 30 ton per day liquefier project proceeds to full construction, the order is expected to be approximately $55 to $65 million of our content, pending final scope.

The combination of industrial gas customers refocusing efforts outside of oxygen, oil & gas recovery, LNG commercialization toward Final Investment Decisions (“FID”) plus significant tailwinds behind the energy transition is anticipated to result in record years from 2022 through 2025.

A major driver of our continued demand is related to all of our products and solutions for the nexus of clean power, water, food and industrials, driven by ESG and sustainability. This customer behavior trending to cleaner options is reflected in Specialty Products segment orders up 152% year-to-date 2021 compared to year-to-date 2020 (and +107% third quarter 2021 compared to third quarter 2020).

In conjunction with this, while we saw some pull-ahead ordering from the industrial gas customers in advance of our July 1, 2021 price increase, we have not seen an associated slowdown in demand. We expect the industrial gas customer base to continue to show growth both in the fourth quarter 2021 as well as in full year 2022, in particular as the COVID-19 resurgence in the third quarter 2021 caused industrial gas suppliers to have to allocate, in some cases, nearly all of their attention to oxygen deliveries. This delayed industrial customer installations, which are expected to pick back up in the fourth quarter 2021 and in 2022.

We are increasingly bullish (and we have been “very bullish” previously) on three Big LNG U.S. Gulf Coast export terminal projects to proceed to FID in 2022. This further increase in our confidence is the result of the meaningful activity on these projects that occurred in the third quarter 2021 as well as global LNG announcements over the past days and weeks. The meaningful activity and supply commitments coincides with a very tight global market that has reinforced the value of long-term commitments and supply diversity.

•We (conservatively) anticipate Venture Global Plaquemines Phase 1 (10 million tonnes per annum (“MTPA”)), which we anticipate will include over $135 million of Chart content (none of which is in our backlog), to proceed to FID in the first half of 2022. In the third quarter 2021, Venture Global LNG and PGNiG (Polish Oil and Gas Company) finalized an agreement under which PGNiG will purchase an additional 2 MTPA from Venture Global for 20 years.
•Tellurian Driftwood Project Phase 1 (11 MTPA), which we anticipate will include over $350 million of Chart content (none of which is in our backlog) signed sale and purchase agreements (“SPA”) with Shell in the third quarter 2021, resulting in the completion of LNG sales for their first two plants and intent to proceed to construction in early 2022.
•Cheniere, whose Corpus Christi Stage 3 Project which we anticipate will include over $375 million of Chart content (none of which is in our backlog), announced last week that ENN LNG has agreed to purchase approximately 0.9 million tonnes per annum of LNG from them, which, as Jack Fusco, Cheniere’s President and Chief Executive Officer said, “…further advances Cheniere’s commercial momentum and marks another milestone in our efforts to contract our LNG capacity on a long-term basis in anticipation of an FID of Corpus Christi Stage 3, which we expect will occur next year.”

Not only are we bullish on the Big LNG cycle, we continue to see increased activity in small-scale LNG (“ssLNG”) projects that provide localized supply, distribution, and network resiliency across the global natural gas network. We have commitments from two customers on ssLNG liquefaction projects in Letter of Intent (“LOI”) form, but neither have been booked yet as orders as we await imminent notice to proceed on one Northeast project and advance towards FID on the second. These two projects alone represent over $55 million of orders for potential Chart content.

Third quarter 2021 LNG over the road vehicle tank orders continued very strong at $33.2 million, bringing year-to-date 2021 orders to $104.9 million, higher than any full year in our history. Additionally, we have seen an increase in customer orders outside of Europe for this product, indicating a broader acceptance of over-the-road LNG vehicles for heavy-duty applications both geographically as well as a practical, cost effective and available now solution. In the third quarter 2021, we received orders from Blue Energy Motor Corporation, a new truck OEM customer in India, as well as Autosan in Poland.

Traditional oil and gas markets are also indicating signs of recovery. We saw increasing order activity late in the third quarter 2021 associated with build out in upstream gathering, primarily in the Permian basin. Air-cooled heat exchangers (“ACHX”) had the two highest months of orders in 2021 in August and September, and the third quarter 2021 was the highest order quarter of the year for ACHX. There is also a trend toward renewable diesel projects with these traditional oilfield customers, and over the past year we booked over $20 million in renewable diesel projects, with another $25 million currently being quoted.

Our strategic inorganic and organic investments are adding meaningful backlog.
Over the past twelve months, we have acquired six companies. The four companies acquired prior to the third quarter 2021 have already contributed $175 million in orders (and the total purchase prices for the four was $105 million). In the third quarter 2021, we continued to add to our full solution offering of process technology and equipment for the nexus of clean with the acquisition of L.A. Turbine, a global leader in turboexpander design, engineering and manufacturing for new and aftermarket equipment, with significant in-house engineering expertise as well as the acquisition of water treatment technology company, AdEdge. As the result of the inorganic additions over the past year, we now are well positioned with a strategic, full solution offering (process technologies and equipment) for the transition to cleaner and more sustainable applications while simultaneously benefitting from any oilfield recovery activity. Having the full solution set is beginning to contribute to and expected to continue to grow our higher margin Specialty Products businesses. Additionally, our inorganic businesses are on-

track with their integration activity, and we expect less deal-related and integration related costs in 2022.

Since the beginning of the third quarter 2021, we have expanded our non-investment partnerships through four new commercial MOUs and agreements, including with Hyzon Motors for heavy-duty liquid hydrogen truck development, FLSmidth and Ionada for carbon capture, as well as a global customer for heat transfer products and lifecycle services.

Continuing our ESG Journey While Strengthening Balance Sheet.
As of September 30, 2021, our net leverage ratio was 2.99. On October 18, 2021, we closed on our refinancing, which improves terms, adds capacity, spreads maturity of our debt instruments and reduces costs. This $1 billion sustainability-linked revolver increases our borrowing capacity on the revolver from $83 million to $430 million, eliminates 50 basis point floor on U.S. dollar borrowings saving approximately $2.3 million annually at current borrowing levels and removes the cash hoarding provision from COVID-related restrictions. Perhaps most meaningful is that we met the criteria for a sustainability-linked offering, with associated further cost savings, tied directly to our Green House Gas (“GHG”) intensity reduction target. The offering was committed at 150% of our targeted $1 billion by 100% of our existing bank group.

Updated 2021 guidance.
Full year 2021 sales are expected to be in the range of $1.31 billion to $1.33 billion, a decrease from prior guidance of $1.38 billion to $1.43 billion, driven entirely by project shipment and revenue recognition timing shifting to 2022, none of which is lost revenue. Associated non-diluted adjusted EPS is expected to be in the range of approximately $2.75 to $3.10 on approximately 35.5 million weighted average shares outstanding and assumes a 19.5% effective tax rate (an increase from our prior estimate of 18%). We expect the third quarter 2021 was the bottom in terms of the negative margin impact from the above discussed items, and subsequent quarters (including the fourth quarter 2021) are sequentially improved, in particular as the result of the specific projects with margin visibility that will have material revenue recognized in the fourth quarter 2021, the pricing and surcharges beginning to show in margins and generally higher volumes to assist in labor absorption. We considered the macro challenges presented earlier in the release including less visibility and certainty with some of these factors as well as the above information related to adjusted non-diluted EPS in evaluating the range for fourth quarter results. Our expected capital expenditure outlook is narrowed to the lower end of our prior guidance and expected to be in the $40 million to $45 million range for 2021.

2022 Updated Outlook.
Resulting in part from our further consecutive quarter of record backlog as of September 30, 2021, visibility to anticipated continued broad-based demand, the addition of AdEdge to our portfolio and the timing shifts from our 2021 guidance into 2022, we are increasing our expected 2022 full year sales outlook to the range of $1.70 billion to $1.85 billion. This revised guidance does not include any additional or new Big LNG projects, although we bullishly expect three of the U.S. Gulf Coast Big LNG projects that already have FERC approval to move to FID in 2022. Details on our 2022 sales outlook can be found in the supplemental presentation on slide 14, and with our backlog visibility, we expect more linear typical sales by quarter in the year (compared to a distinct second half sequential increase). Associated non-diluted adjusted EPS is expected to be in the range of $5.25 to $6.50 on approximately 35.5 million weighted shares outstanding and assuming a 19% effective tax rate. We anticipate the first half of 2022 will include a continued margin drag from the macro challenges but increasingly offset in each of the first two quarters of 2022 by the positive impact from actions we have taken to date. Capital expenditures are anticipated to be $40 million to $50 million, inclusive of specific capacity and productivity projects, in particular the expanded flex manufacturing capabilities in our Tulsa, OK (USA) facility and our duplicate hydrogen tank line in our Theodore, AL (USA) (Teddy) Trailer and Tank location.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, adjusted selling, general and administrative expenses, net income attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Third Quarter and YTD 2021 Earnings Per Share," “Third Quarter and YTD 2021 Segment Information” and “Third Quarter and YTD 2021 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2021 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2021 financial results on a conference call on Thursday, October 21, 2021 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 6939377. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 6939377. The replay will be available beginning 12:30 p.m. ET, Thursday, October 21, 2021 until 12:30 p.m. ET, Thursday, October 28, 2021.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021	September 30, 2021	September 30, 2020
Sales	$328.3	$273.2	$322.0	$938.8	$864.7
Cost of sales	253.4	194.6	238.8	696.8	620.5
Gross profit	74.9	78.6	83.2	242.0	244.2
Selling, general, and administrative expenses	51.1	41.1	48.0	145.3	137.2
Amortization expense	10.1	9.4	9.6	28.5	37.3
Operating expenses	61.2	50.5	57.6	173.8	174.5
Operating income (1) (2) (3) (4) (5)	13.7	28.1	25.6	68.2	69.7
Interest expense, net	3.2	6.5	2.2	7.4	21.2
Unrealized (gain) loss on investments in equity securities	(10.4)	(0.7)	12.5	9.2	3.2
Financing costs amortization	1.2	1.1	1.1	3.5	3.2
Foreign currency (gain) loss and other	(1.4)	(0.8)	1.7	0.1	0.8
Income from continuing operations before income taxes	21.1	22.0	8.1	58.4	41.3
Income tax expense	5.5	6.2	1.3	9.9	8.9
Net income from continuing operations (6)	15.6	15.8	6.8	48.5	32.4
Income from discontinued operations, net of tax	—	6.1	—	—	18.9
Net income	15.6	21.9	6.8	48.5	51.3
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.7	0.2	0.3	1.5	1.0
Net income attributable to Chart Industries, Inc.	$14.9	$21.7	$6.5	$47.0	$50.3
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$14.9	$15.6	$6.5	$47.0	$31.4
Income from discontinued operations, net of tax	—	6.1	—	—	18.9
Net income attributable to Chart Industries, Inc.	$14.9	$21.7	$6.5	$47.0	$50.3

Basic earnings per common share attributable to Chart Industries, Inc.:
Income from continuing operations	$0.42	$0.44	$0.18	$1.32	$0.89
Income from discontinued operations	—	0.18	—	—	0.53
Net income attributable to Chart Industries, Inc.	$0.42	$0.62	$0.18	$1.32	$1.42
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations (7) (8)	$0.36	$0.43	$0.16	$1.15	$0.88
Income from discontinued operations	—	0.17	—	—	0.53
Net income attributable to Chart Industries, Inc.	$0.36	$0.60	$0.16	$1.15	$1.41
Weighted-average number of common shares outstanding:
Basic	35.62	35.23	35.61	35.59	35.40
Diluted	41.44	35.94	40.81	40.96	35.61
_______________
(1)Includes depreciation expense of:
•$10.3, $9.9 and $10.2 for the three months ended September 30, 2021, September 30, 2020 and June 30, 2021, respectively, and

•$31.3 and $28.8 for the nine months ended September 30, 2021 and 2020, respectively.
(2)Includes restructuring costs of:
•$1.9, $1.9, and $0.3 for the three months ended September 30, 2021, September 30, 2020 and June 30, 2021, respectively, and
•$2.9 and $12.7 for the nine months ended September 30, 2021 and 2020, respectively.
(3)Includes acquisition-related contingent consideration adjustments of:
•$0.3 and $1.2 in our Specialty Products segment for the three months ended September 30, 2021 and June 30, 2021, respectively, and
•$2.3 in our Specialty Products segment for the nine months ended September 30, 2021.
(4)Includes a $2.6 gain on sale of a facility in China for the nine months ended September 30, 2020.
(5)Includes transaction-related costs of $0.7 and $2.5 for the three and nine months ended September 30, 2021, respectively, related to recent acquisitions.
(6)Includes income taxes and interest expense related to previous divestitures of:
•$1.2 and $1.3 for the three months ended September 30, 2021 and June 30, 2021, respectively, and
•$2.5 for the nine months ended September 30, 2021.
(7)Includes an additional 5.47 and 5.04 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2021, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.90 and 2.71 for the three and nine months ended September 30, 2021, respectively.
(8)Includes an additional 4.89 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.64 for the three months ended June 30, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021	September 30, 2021	September 30, 2020
Net Cash (Used In) Provided By Operating Activities	$(13.3)	$32.2	$(36.6)	$(41.6)	$112.5
Investing Activities
Acquisition of businesses, net of cash acquired	(114.1)	—	—	(169.1)	—
Investments	(50.3)	—	(12.9)	(103.2)	—
Capital expenditures	(9.8)	(6.3)	(15.2)	(36.5)	(27.3)
Proceeds from sale of assets	—	7.1	—	—	7.9
Government grants	0.1	—	0.1	0.4	—
Net Cash (Used In) Provided By Investing Activities	(174.1)	0.8	(28.0)	(308.4)	(19.4)
Financing Activities
Borrowings on revolving credit facilities	220.0	1.0	236.4	644.1	94.5
Repayments on revolving credit facilities	(129.1)	(45.7)	(90.0)	(321.6)	(167.1)
Repayments on term loan	—	(2.8)	—	—	(8.4)
Payments for debt issuance costs	—	0.9	—	—	(1.0)
Proceeds from exercise of stock options	0.4	1.6	1.0	7.0	4.2
Common stock repurchases from share-based compensation plans	—	—	(0.2)	(3.2)	(1.7)
Common stock repurchases (1)	—	—	—	—	(19.3)
Net Cash Provided By (Used In) Financing Activities	91.3	(45.0)	147.2	326.3	(98.8)
Effect of exchange rate changes on cash	0.4	10.2	0.3	0.7	7.4
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(95.7)	(1.8)	82.9	(23.0)	1.7
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	198.8	123.5	115.9	126.1	120.0
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2)	$103.1	$121.7	$198.8	$103.1	$121.7
_______________
(1)Includes $19.3 in shares repurchased through our share repurchase program.
(2)Includes restricted cash and restricted cash equivalents of $0.2 as of September 30, 2021 and $1.0 for all other periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$102.9	$125.1
Accounts receivable, net	237.1	200.8
Inventories, net	341.1	248.4
Other current assets	178.4	128.7
Property, plant, and equipment, net	412.3	414.5
Goodwill	952.7	865.9
Identifiable intangible assets, net	538.0	493.1
Investments	179.8	78.9
Other assets	39.5	15.1
TOTAL ASSETS	$2,981.8	$2,570.5

LIABILITIES AND EQUITY
Current liabilities	$719.5	$634.8
Long-term debt	539.4	221.6
Other long-term liabilities	132.4	134.8
Equity	1,590.5	1,579.3
TOTAL LIABILITIES AND EQUITY	$2,981.8	$2,570.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021	September 30, 2021	September 30, 2020
Sales
Cryo Tank Solutions	$112.2	$102.0	$97.8	$313.9	$305.3
Heat Transfer Systems	56.4	80.7	65.2	190.8	290.9
Specialty Products	116.9	56.0	106.8	301.0	157.5
Repair, Service & Leasing	46.3	36.5	54.6	142.3	117.3
Intersegment eliminations	(3.5)	(2.0)	(2.4)	(9.2)	(6.3)
Consolidated	$328.3	$273.2	$322.0	$938.8	$864.7
Gross Profit
Cryo Tank Solutions	$22.6	$25.6	$23.2	$71.0	$75.5
Heat Transfer Systems	2.2	21.3	11.2	29.2	74.2
Specialty Products	40.7	20.5	36.7	105.6	57.8
Repair, Service & Leasing	9.4	11.2	12.1	36.2	36.7
Consolidated	$74.9	$78.6	$83.2	$242.0	$244.2
Gross Profit Margin
Cryo Tank Solutions	20.1%	25.1%	23.7%	22.6%	24.7%
Heat Transfer Systems	3.9%	26.4%	17.2%	15.3%	25.5%
Specialty Products	34.8%	36.6%	34.4%	35.1%	36.7%
Repair, Service & Leasing	20.3%	30.7%	22.2%	25.4%	31.3%
Consolidated	22.8%	28.8%	25.8%	25.8%	28.2%
Operating Income (Loss)
Cryo Tank Solutions	$13.0	$13.8	$13.4	$42.0	$41.3
Heat Transfer Systems	(9.9)	8.4	(0.5)	(6.5)	21.1
Specialty Products	26.4	15.3	23.4	67.7	40.8
Repair, Service & Leasing	2.2	6.0	5.6	16.1	18.2
Corporate	(18.0)	(15.4)	(16.3)	(51.1)	(51.7)
Consolidated (1) (2) (3) (4) (5)	$13.7	$28.1	$25.6	$68.2	$69.7
Operating Margin (Loss)
Cryo Tank Solutions	11.6%	13.5%	13.7%	13.4%	13.5%
Heat Transfer Systems	(17.6)%	10.4%	(0.8)%	(3.4)%	7.3%
Specialty Products	22.6%	27.3%	21.9%	22.5%	25.9%
Repair, Service & Leasing	4.8%	16.4%	10.3%	11.3%	15.5%
Consolidated	4.2%	10.3%	8.0%	7.3%	8.1%
_______________
(1)Restructuring costs for the three months ended:
•September 30, 2021 were $1.9 ($0.5 - Heat Transfer Systems and $1.4 - Repair, Service & Leasing).
•September 30, 2020 were $1.9 ($0.3 - Cryo Tank Solutions, $1.1 - Heat Transfer Systems, $0.1 - Repair, Service & Leasing and $0.4 - Corporate).
•June 30, 2021 were $0.3 ($0.3 - Heat Transfer Systems).
(2)Restructuring costs for the nine months ended:
•September 30, 2021 were $2.9 ($0.3 - Cryo Tank Solutions, $1.2 - Heat Transfer Systems and $1.4 - Repair, Service & Leasing).
•September 30, 2020 were $12.7 ($3.2 - Cryo Tank Solutions, $6.8 - Heat Transfer Systems, $0.1 - Repair, Service & Leasing and $2.6 - Corporate).
(3)Includes acquisition-related contingent consideration adjustments of:

•$0.3 and $1.2 in our Specialty Products segment for the three months ended September 30, 2021 and June 30, 2021, respectively, and
•$2.3 in our Specialty Products segment for the nine months ended September 30, 2021.
(4)Includes a $2.6 gain on sale of a facility in China in our Cryo Tank Solutions segment for the nine months ended September 30, 2020.
(5)Includes transaction-related costs of $0.7 and $2.5 for the three and nine months ended September 30, 2021, respectively, in Corporate related to recent acquisitions.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021
Orders
Cryo Tank Solutions	$133.3	$99.1	$175.3
Heat Transfer Systems	41.1	44.2	48.4
Specialty Products	131.3	63.3	190.6
Repair, Service & Leasing	52.9	57.9	41.4
Intersegment eliminations	(8.4)	(1.8)	(7.8)
Consolidated	$350.2	$262.7	$447.9

	As of
	September 30, 2021	September 30, 2020	June 30, 2021
Backlog
Cryo Tank Solutions	$345.3	$208.7	$327.1
Heat Transfer Systems (1)	335.1	261.4	345.1
Specialty Products	381.2	158.8	374.0
Repair, Service & Leasing	54.4	59.0	44.3
Intersegment eliminations	(13.8)	(3.0)	(6.6)
Consolidated	$1,102.2	$684.9	$1,083.9
_______________
(1)Heat Transfer Systems segment backlog as of September 30, 2021, September 30, 2020 and June 30, 2021 was inclusive of $0.8, $46.4 and $0.8 of backlog remaining on Calcasieu Pass, respectively. Also included in Heat Transfer Systems segment backlog for all periods presented is approximately $40.0 million related to the previously announced Magnolia LNG order where production release is delayed. As we previously reported, in general, similar projects previously put on hold in the market are beginning to move ahead as the clean energy infrastructure build out ramps up.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER BASIC SHARE TO ADJUSTED EARNINGS PER NON-DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021
Basic earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.42	$0.44	$0.18
Restructuring, transaction-related and other costs (1)	0.29	0.17	0.31
Other one-time costs (2)	0.16	0.05	0.10
Tax effects	(0.06)	(0.02)	(0.07)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.81	$0.64	$0.52
Mark-to-market adjustments to investments in equity securities (3)	$0.26	$(0.01)	$0.35
Mark-to-market adjustment to investment in HTEC (4)	(0.58)	—	—
Tax effects	0.06	—	(0.07)
Adjusted non-diluted earnings per common share, excluding strategic investments, attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.55	$0.63	$0.80
______________
(1)Restructuring, transaction-related and other costs were as follows:
•$6.9 in facility relocation costs for the three months ended September 30, 2021 as follows:
◦$5.0 in relocation and facility start-up costs attributable to relocation of our air cooled heat exchangers product lines from our Tulsa, Oklahoma facility to our Beasley, Texas facility and product line start up costs in our existing Tulsa, Oklahoma facility and $0.5 in restructuring costs primarily related to headcount reductions.
◦$1.4 in restructuring costs associated with a project to transfer our Houston, Texas repair and service operations to our Beasley, Texas location, which mainly included moving and employee severance costs.
•$6.2 in relocation and facility start-up costs attributable to relocation of our air cooled heat exchangers product lines from our Tulsa, Oklahoma facility to our Beasley, Texas facility and product line start up costs in our existing Tulsa, Oklahoma facility for the three months ended June 30, 2021.
•Includes income taxes and interest expense related to previous divestitures of $1.2 and $1.3 for the three months ended September 30, 2021 and June 30, 2021, respectively.
•$0.3 and $1.2 in acquisition-related contingent consideration charges to net income for the three months ended September 30, 2021 and June 30, 2021, respectively.
•$0.3 for the three months ended June 30, 2021 in restructuring costs, primarily related to headcount reductions. Restructuring costs incurred in the three months ended September 30, 2020 of $1.9 were primarily related to facility consolidation in our Heat Transfer Systems segment, as well as departmental restructuring, including headcount reductions.
•$1.2 in integration and start up costs for our L.A. Turbine and Alabama Trailers facilities for the three months ended September 30, 2021 and $0.8 in integration and start up costs for our Alabama Trailers facility for the three months ended June 30, 2021.
•$0.7 and $0.8 in transaction-related costs related to recent acquisitions for the three months ended September 30, 2021 and June 30, 2021, respectively.
•$0.1 and $0.5 in other various non-restructuring costs for the three months ended September 30, 2021 and June 30, 2021, respectively.
(2)Other one-time costs include primarily Covid-19 related costs, which include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products. Other one-time costs also include startup costs related to our Richburg, South Carolina repair and service facility and commercial and legal settlements.
(3)Includes mark-to-market fair value adjustments of our investments in equity securities related to Stabilis and McPhy for the three months ended September 30, 2021 and June 30, 2021 and mark-to-market fair value adjustments of our investment in equity securities related to Stabilis for the three months ended September 30, 2020.

(4)Includes mark-to-market adjustment upon remeasurement of the initial HTEC investment due to an observable price change in an orderly transaction for similar instruments of the same issuer for the three months ended September 30, 2021.
Adjusted earnings non-diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$14.9	$15.6	$47.0	$31.4
Income attributable to noncontrolling interests, net of taxes (U.S. GAAP)	0.7	0.2	1.5	1.0
Net income (U.S. GAAP)	15.6	15.8	48.5	32.4
Interest accretion of convertible notes discount	—	2.0	—	5.9
Employee share-based compensation expense	2.3	2.2	8.1	6.8
Financing costs amortization	1.2	1.1	3.5	3.2
Unrealized foreign currency transaction loss (gain)	(2.9)	(2.0)	(5.8)	(3.1)
Unrealized loss (gain) on investments in equity securities	(10.4)	(0.7)	(1.2)	3.2
Other non-cash operating activities	1.0	(6.6)	2.5	(3.1)
Net income, adjusted (non-GAAP)	$6.8	$11.8	$55.6	$45.3
_______________
Net income, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income, adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net cash (used in) provided by operating activities from continuing operations	$(13.3)	$26.5	$(41.6)	$94.2
Capital expenditures	(9.8)	(6.1)	(36.5)	(26.9)
Free cash flow (non-GAAP)	$(23.1)	$20.4	$(78.1)	$67.3
______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities from continuing operations in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$112.2	$56.4	$116.9	$46.3	$(3.5)	$—	$328.3
Gross profit as reported (U.S. GAAP)	22.6	2.2	40.7	9.4	—	—	74.9
Restructuring, transaction-related and other one-time costs	3.1	2.3	2.7	3.9	—	—	12.0
Adjusted gross profit (non-GAAP)	$25.7	$4.5	$43.4	$13.3	$—	$—	$86.9
Adjusted gross profit margin (non-GAAP)	22.9%	8.0%	37.1%	28.7%	—%	—%	26.5%

Selling, general and administrative expenses as reported (U.S. GAAP)	$9.1	$7.3	$11.8	$4.9	$—	$18.0	$51.1
Restructuring, transaction-related and other one-time costs	(0.1)	(0.1)	(0.3)	(0.1)	—	(1.9)	(2.5)
Adjusted selling, general and administrative expenses (non-GAAP)	$9.0	$7.2	$11.5	$4.8	$—	$16.1	$48.6

	Three Months Ended September 30, 2020
	Cryo Tank Solutions		Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$102.0		$80.7	$56.0	$36.5	$(2.0)	$—	$273.2
Gross profit as reported (U.S. GAAP)	25.6		21.3	20.5	11.2	—	—	78.6
Restructuring, transaction-related and other one-time costs	—		1.3	0.9	0.5	—	—	2.7
Adjusted gross profit (non-GAAP)	$25.6		$22.6	$21.4	$11.7	$—	$—	$81.3
Adjusted gross profit margin (non-GAAP)	25.1%		28.0%	38.2%	32.1%	—%	—%	29.8%

Selling, general and administrative expenses as reported (U.S. GAAP)	$10.5		$7.2	$4.7	$3.3	$—	$15.4	$41.1
Restructuring, transaction-related and other one-time costs	—	0	—	(0.2)	—	—	(2.8)	(3.0)
Adjusted selling, general and administrative expenses (non-GAAP)	$10.5		$7.2	$4.5	$3.3	$—	$12.6	$38.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended June 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$97.8	$65.2	$106.8	$54.6	$(2.4)	$—	$322.0
Gross profit as reported (U.S. GAAP)	23.2	11.2	36.7	$12.1	—	—	83.2
Restructuring, transaction-related and other one-time costs	2.1	5.7	1.7	0.8	—	—	10.3
Adjusted gross profit (non-GAAP)	$25.3	$16.9	$38.4	$12.9	$—	$—	$93.5
Adjusted gross profit margin (non-GAAP)	25.9%	25.9%	36.0%	23.6%	—%	—%	29.0%

Selling, general and administrative expenses as reported (U.S. GAAP)	$9.1	$6.6	$11.6	$4.4	$—	$16.3	$48.0
Restructuring, transaction-related and other one-time costs	(0.1)	—	(1.2)	—	—	(1.5)	(2.8)
Adjusted selling, general and administrative expenses (non-GAAP)	$9.0	$6.6	$10.4	$4.4	$—	$14.8	$45.2

	Nine Months Ended September 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$313.9	$190.8	$301.0	$142.3	$(9.2)	$—	$938.8
Gross profit as reported (U.S. GAAP)	71.0	29.2	105.6	$36.2	—	—	242.0
Restructuring, transaction-related and other one-time costs	5.2	9.4	5.2	4.8	—	—	24.6
Adjusted gross profit (non-GAAP)	$76.2	$38.6	$110.8	$41.0	$—	$—	$266.6
Adjusted gross profit margin (non-GAAP)	24.3%	20.2%	36.8%	28.8%	—%	—%	28.4%

Selling, general and administrative expenses as reported (U.S. GAAP)	$27.1	$20.9	$32.5	$13.7	$—	$51.1	$145.3
Restructuring, transaction-related and other one-time costs	(0.4)	(0.2)	(2.4)	(0.1)	—	(5.3)	(8.4)
Adjusted selling, general and administrative expenses (non-GAAP)	$26.7	$20.7	$30.1	$13.6	$—	$45.8	$136.9

	Nine Months Ended September 30, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$305.3	$290.9	$157.5	$117.3	$(6.3)	$—	$864.7
Gross profit as reported (U.S. GAAP)	75.5	74.2	57.8	$36.7	—	—	244.2
Restructuring, transaction-related and other one-time costs	0.3	4.3	2.0	1.7	—	—	8.3
Adjusted gross profit (non-GAAP)	$75.8	$78.5	$59.8	$38.4	$—	$—	$252.5
Adjusted gross profit margin (non-GAAP)	24.8%	27.0%	38.0%	32.7%	—%	—%	29.2%

Selling, general and administrative expenses as reported (U.S. GAAP)	$30.1	$28.4	$15.8	$11.2	$—	$51.7	$137.2
Restructuring, transaction-related and other one-time costs	0.9	(2.5)	(0.9)	(1.3)	—	(6.0)	(9.8)
Adjusted selling, general and administrative expenses (non-GAAP)	$31.0	$25.9	$14.9	$9.9	$—	$45.7	$127.4
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.